UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 5, 2011
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Date of Report (Date of earliest event reported)

Con-way Inc.
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(Exact name of registrant as specified in its charter)

Delaware	1-5046	94-1444798
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(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105
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(Address of principal executive offices)
(zip code)

Registrant's telephone number, including area code:
(734) 994-6600

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(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

Effective January 1, 2007, the company made changes to its defined benefit pension plans and placed additional emphasis on its primary 401(k) plan, the Con-way Retirement Savings Plan.  At that time, the Company’s contributions included “matching” contributions equal to 50% of the first six percent of employees’ eligible compensation and certain additional discretionary contributions to employees’ 401(k) accounts. The additional contributions, which were based on employees’ years of service, consisted of a “basic” contribution that ranged from 3% to 5% of eligible compensation and a “transition” contribution that ranged from 1% to 3% of eligible compensation.

Effective in April 2009, due to challenging and uncertain economic conditions, the Company suspended or limited its various contributions to the Con-way Retirement Savings Plan.  The matching and transition contributions were suspended and the basic contribution was limited to no more than 3% of an employee’s eligible compensation.

As general economic conditions have improved, the Company has now elected to restore the suspended basic and transition contributions under the Con-way Retirement Savings Plan, effective for periods after October 1, 2011.  Although dependent on employee count and turnover, the estimated cost per quarter will be approximately $5 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Con-way Inc.
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(Registrant)

July 5, 2011           /s/ Stephen K. Krull
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                                  Stephen K. Krull
                                  Executive Vice President, General Counsel and Secretary